Exhibit 99.1

FOR RELEASE, Friday, September 21, 2012	For Further Information Contact:
2:30 a.m. Pacific Daylight Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com

KB HOME REPORTS THIRD QUARTER 2012 RESULTS

Revenues Increase 16%; Earnings Per Share of $.04

Net Order Value Increases 16% to $493.3 Million; Backlog Value Up 33% to $744.7 Million

LOS ANGELES (September 21, 2012)—KB Home (NYSE: KBH), one of the nation’s largest and most recognized homebuilders, today reported results for its third quarter ended August 31, 2012. Highlights and developments include the following:

Three Months Ended August 31, 2012

•	Revenues increased 16% to $424.5 million, compared to $367.3 million for the third quarter of 2011, reflecting growth in the number of homes delivered and a higher average selling price.

•	The Company delivered 1,720 homes, up 7% from the year-earlier quarter, with three of the Company’s four homebuilding regions posting year-over-year increases.

•

The overall average selling price of $245,100 rose by $17,700, or 8%, from $227,400 for the year-earlier quarter, marking the ninth consecutive quarter of year-over-year increases, and was up by $12,100, or 5% from $233,000 in the second quarter of 2012.

•

Compared to the year-earlier quarter, average selling prices increased 14% in the Company’s West Coast region, 13% in its Southwest region and 6% in its Southeast region. The average selling price in the Company’s Central region was essentially even with the prior year.

•	The housing gross profit margin improved to 17.5%, up 60 basis points compared to 16.9% in both the third quarter of 2011 and the second quarter of 2012.

•

The housing gross profit margin for the current quarter reflected an insurance recovery of $16.5 million for previously incurred expenses, including costs associated with drywall material manufactured in China. The Company expects to receive the cash from this insurance recovery in the fourth quarter. In the 2011 third quarter, the housing gross profit margin included $7.4 million of favorable warranty adjustments.

•

Excluding inventory impairment charges of $6.4 million in the current quarter and inventory impairment and land option contract abandonment charges of $1.2 million in the year-earlier quarter, the third quarter housing gross profit margin improved by 180 basis points to 19.0% in 2012 from 17.2% in 2011.

•

While the Company delivered more homes, generating higher related revenues and associated selling expenses, its selling, general and administrative expenses of $62.8 million in the current quarter were up only slightly from $60.2 million in the same quarter a year ago. Additionally, the year-earlier quarter included the favorable impact of legal expense recoveries of $8.3 million.

•

Reflecting the higher revenues, selling, general and administrative expenses as a percentage of housing revenues improved by 160 basis points to 14.9% from 16.5% a year ago, and by 720 basis points from 22.1% in the 2012 second quarter.

•	The Company’s selling, general and administrative expense ratio reached its lowest third-quarter level since 2007.

•	The Company’s homebuilding operating income increased significantly to $10.9 million in the current quarter, up from $1.4 million in the year-earlier quarter.

•	This marked the Company’s first posting of quarterly operating income in 2012.

•	As a percentage of homebuilding revenues, homebuilding operating income was 2.6%, up 220 basis points from .4% in the third quarter of 2011.

•	Compared to the second quarter of 2012, the Company’s homebuilding operating results as a percentage of homebuilding revenues improved by 780 basis points.

•	Interest expense totaled $23.1 million, up from $12.3 million in the year-earlier quarter.

•

Interest expense in the current quarter reflected an $8.3 million loss on the early extinguishment of debt associated with the Company’s purchase of certain of its outstanding senior notes pursuant to previously announced cash tender offers.

•

Net income totaled $3.3 million, up $12.9 million from the net loss of $9.6 million in the year-earlier quarter. The Company’s earnings per diluted share of $.04 represented a considerable improvement from the loss per diluted share of $.13 in the year-earlier quarter.

•

The current quarter results included an income tax benefit of $10.7 million primarily due to the resolution of a federal income tax audit. The Company received the related income tax refund in the fourth quarter.

Nine Months Ended August 31, 2012

•	Homes delivered increased 9% to 4,160, up from 3,817 in the year-earlier period.

•	The overall average selling price of $234,100 was up 8% from $217,400 for the corresponding period of 2011.

•	Revenues totaled $981.9 million, up 17% from $836.0 million for the year-earlier period.

•	The Company’s net loss of $66.7 million, or $.86 per diluted share, improved substantially from the net loss of $192.7 million, or $2.50 per diluted share, for the nine months ended August 31, 2011.

Backlog and Net Orders

•

Potential future housing revenues in backlog at August 31, 2012 rose substantially to $744.7 million, up 33% from $559.3 million at August 31, 2011, with three of the Company’s four homebuilding regions posting year-over-year increases.

•	The potential future housing revenues in backlog reached the highest third quarter-end level since 2008.

•	The number of homes in the Company’s backlog increased 18% to 3,142 at August 31, 2012 from 2,657 at August 31, 2011.

•	The overall value of net orders generated in the third quarter of 2012 grew to $493.3 million, up 16% from $426.7 million in the year-earlier quarter.

•

Three of the Company’s four homebuilding regions reported sizable year-over-year increases in net order value, with its West Coast region up 25% to $252.6 million, its Central region up 20% to $135.9 million, and its Southeast region up 10% to $70.2 million.

•

Net orders increased to 1,900 in the third quarter of 2012, up 3% from the strong net orders of 1,838 in the year-earlier quarter, which had increased 40% from the third quarter of 2010. The year-over-year net order comparison was also tempered by the Company’s lower community count, which decreased 13% to 203 at the end of the current quarter from 233 at the end of the third quarter of 2011.

•

The Company’s overall net order growth reflected increases of 13% in each of the Company’s West Coast and Central regions, and an increase of 1% in its Southeast region. These increases were partly offset by a decrease of 41% in the Company’s Southwest region, which was largely due to the Company’s ongoing strategic repositioning of its operations in the region.

•

The cancellation rate as a percentage of gross orders was 29%, unchanged from the year-earlier quarter and slightly higher than the 26% rate in the 2012 second quarter. As a percentage of beginning backlog, the cancellation rate improved to 26% from 32% in both the third quarter of 2011 and the second quarter of 2012.

Balance Sheet

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Cash and cash equivalents and restricted cash totaled $466.5 million at August 31, 2012, including unrestricted cash and cash equivalents of $420.4 million. At May 31, 2012, cash and cash equivalents and restricted cash totaled $377.4 million, including unrestricted cash and cash equivalents of $314.3 million.

•

Even though the Company invested more in land and land development than in the year-earlier quarter, it generated $14.1 million of positive net cash flow from operating activities, compared to $38.6 million of net cash used in operating activities in the third quarter of 2011. The Company also generated approximately $92 million in cash, net of expenses, from the issuance of new senior notes in the 2012 third quarter.

•	Inventories at August 31, 2012 were $1.77 billion, up from $1.73 billion at November 30, 2011.

•

Land and land development spending totaled $337.0 million in the first nine months of 2012. While the Company invested in land and land development in each of its homebuilding regions, the majority of its land-related spending during the period was in California and Texas.

•

The Company owned or controlled 44,582 lots as of August 31, 2012, an increase of 11% from 40,170 lots owned or controlled at November 30, 2011, and an increase of 21% from 36,771 lots owned or controlled at August 31, 2011.

•	The Company’s debt balance of $1.73 billion at August 31, 2012 increased from $1.58 billion at November 30, 2011.

•

During the current quarter, the Company issued $350.0 million in aggregate principal amount of 7.5% senior notes due 2022. Net proceeds from the issuance were used to purchase an aggregate principal amount of $244.9 million of the Company’s 5 3/4% senior notes due 2014 and 5 7/8% and 6 1/4% senior notes due 2015 that were validly tendered and accepted for purchase pursuant to the Company’s previously announced cash tender offers for those series, each of which expired on August 7, 2012. The Company plans to use the remaining net proceeds from the issuance for general corporate purposes.

•	The Company’s next scheduled debt maturity is not until 2014, when the remaining $76.0 million of its 5 3/4% senior notes become due.

Management Comments

“We are pleased to report a profit for the third quarter,” said Jeffrey Mezger, president and chief executive officer. “During the quarter, we continued to generate improvement in several key financial and operating metrics. The favorable year-over-year performance in our deliveries; revenues; operating income; net orders; and backlog were particularly encouraging as we operated with fewer communities. These trends illustrate that the strategic repositioning of our operations to restore profitability is starting to yield tangible results, as we also saw significant increases in our overall average selling price and gross profit margin, and substantial improvement in our selling, general and administrative expense ratio. At the same time, it is clear that the recovery in housing is gaining momentum across the country as inventory levels are declining and home prices are on the rise. In particular, we are seeing dramatic improvement in California, where we are the state’s largest homebuilder, as the continued strengthening in the coastal markets is now spreading inland to Sacramento, the Central Valley and the Inland Empire.”

“One of the impacts of our strategic repositioning has been a declining community count, which has moderated our net order growth,” continued Mezger. “Now that we have a clear path to achieve profitability, we are accelerating our investments to expand our business in all four of our operating regions. Although our community count will bottom in the fourth quarter, we expect to reverse this trend in 2013. This improvement, when coupled with one of the highest sales rates per community in the industry, should significantly advance our business. With an improved financial position and enhanced liquidity as a result of the financing transactions completed in the quarter, we believe we are well-positioned to capitalize on opportunities for growth as the housing market recovery progresses.”

Earnings Conference Call

The conference call on the third quarter 2012 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.

About KB Home

KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the Company has built more than half a million quality homes. KB Home’s signature Built to Order™ approach lets each buyer customize their new home from lot location to floor plan and design features. In addition to meeting strict ENERGY STAR® guidelines, all KB homes are highly energy efficient to help lower monthly utility costs for homeowners, which the Company demonstrates with its proprietary KB Home Energy Performance Guide® (EPG®). A leader in utilizing state-of-the-art sustainable building practices, KB Home was named the #1 Green Homebuilder in the most recent study by Calvert Investments and the #1 Homebuilder on FORTUNE magazine’s 2011 World’s Most Admired Companies list. Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol “KBH.” For more information about KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.

Forward-Looking and Cautionary Statements

Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level and structure and to access the equity, credit, capital or other financial markets or other external financing sources; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; legal or regulatory proceedings or claims; our ability to access capital; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to open new communities for sales and sell higher-priced homes, and our operational and investment concentration in markets in California and Texas), revenue growth, asset optimization, and overhead and other cost reduction strategies; consumer traffic to our new home communities and consumer interest in our product designs; home purchase contract cancellations and our ability to realize our backlog; the manner in which our homebuyers are offered and are able to obtain residential consumer mortgage loans and mortgage banking services, including from our preferred mortgage lender, Nationstar Mortgage; the performance of Nationstar Mortgage as our preferred mortgage lender; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)

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KB HOME

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Nine Months and Three Months Ended August 31, 2012 and 2011

(In Thousands, Except Per Share Amounts—Unaudited)

	Nine Months		Three Months
	2012	2011	2012	2011
Total revenues	$981,914	$835,994	$424,504	$367,316

Homebuilding:
Revenues	$974,055	$829,816	$421,555	$364,532
Costs and expenses	(1,009,873)	(933,725)	(410,688)	(363,093)

Operating income (loss)	(35,818)	(103,909)	10,867	1,439
Interest income	363	776	117	123
Interest expense	(53,815)	(36,902)	(23,060)	(12,342)
Equity in income (loss) of unconsolidated joint ventures	(37)	(55,865)	278	64

Homebuilding pretax loss	(89,307)	(195,900)	(11,798)	(10,716)

Financial services:
Revenues	7,859	6,178	2,949	2,784
Expenses	(2,237)	(2,481)	(709)	(829)
Equity in income (loss) of unconsolidated joint venture	2,208	(376)	2,119	(888)

Financial services pretax income	7,830	3,321	4,359	1,067

Total pretax loss	(81,477)	(192,579)	(7,439)	(9,649)
Income tax benefit (expense)	14,800	(100)	10,700	—

Net income (loss)	$(66,677)	$(192,679)	$3,261	$(9,649)

Basic earnings (loss) per share	$(.86)	$(2.50)	$.04	$(.13)

Diluted earnings (loss) per share	$(.86)	$(2.50)	$.04	$(.13)

Basic average shares outstanding	77,107	77,004	77,127	77,047

Diluted average shares outstanding	77,107	77,004	77,358	77,047

KB HOME

CONSOLIDATED BALANCE SHEETS

(In Thousands—Unaudited)

	August 31, 2012	November 30, 2011
Assets

Homebuilding:
Cash and cash equivalents	$420,392	$415,050
Restricted cash	46,113	64,481
Receivables	94,832	66,179
Inventories	1,769,043	1,731,629
Investments in unconsolidated joint ventures	122,155	127,926
Other assets	91,149	75,104

	2,543,684	2,480,369

Financial services	5,780	32,173

Total assets	$2,549,464	$2,512,542

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$103,933	$104,414
Accrued expenses and other liabilities	342,142	374,406
Mortgages and notes payable	1,727,679	1,583,571

	2,173,754	2,062,391

Financial services	3,269	7,494

Stockholders’ equity	372,441	442,657

Total liabilities and stockholders’ equity	$2,549,464	$2,512,542

KB HOME

SUPPLEMENTAL INFORMATION

For the Nine Months and Three Months Ended August 31, 2012 and 2011

(In Thousands—Unaudited)

	Nine Months		Three Months
	2012	2011	2012	2011
Homebuilding revenues:
Housing	$974,055	$829,663	$421,555	$364,457
Land	—	153	—	75

Total	$974,055	$829,816	$421,555	$364,532

	Nine Months		Three Months
	2012	2011	2012	2011
Costs and expenses:
Construction and land costs
Housing	$824,935	$723,886	$347,908	$302,834
Land	—	199	—	74

Subtotal	824,935	724,085	347,908	302,908
Selling, general and administrative expenses	184,938	172,310	62,780	60,185
Loss on loan guaranty	—	37,330	—	—

Total	$1,009,873	$933,725	$410,688	$363,093

	Nine Months		Three Months
	2012	2011	2012	2011
Interest expense:
Interest incurred	$89,274	$88,101	$31,257	$29,090
Loss (gain) on early extinguishment of debt	10,278	(3,612)	8,275	—
Interest capitalized	(45,737)	(47,587)	(16,472)	(16,748)

Total	$53,815	$36,902	$23,060	$12,342

	Nine Months		Three Months
	2012	2011	2012	2011
Other information:
Depreciation and amortization	$3,297	$3,296	$1,169	$1,028
Amortization of previously capitalized interest	48,909	52,746	21,215	21,733

KB HOME

SUPPLEMENTAL INFORMATION

For the Nine Months and Three Months Ended August 31, 2012 and 2011

(Unaudited)

	Nine Months		Three Months
	2012	2011	2012	2011
Average sales price:
West Coast	$377,200	$321,800	$383,100	$334,800
Southwest	185,400	159,500	191,600	170,200
Central	165,500	170,700	167,300	168,000
Southeast	199,800	196,800	210,200	198,800

Total	$234,100	$217,400	$245,100	$227,400

	Nine Months		Three Months
	2012	2011	2012	2011
Homes delivered:
West Coast	1,180	1,101	541	524
Southwest	513	573	186	232
Central	1,723	1,449	700	611
Southeast	744	694	293	236

Total	4,160	3,817	1,720	1,603

	Nine Months		Three Months
	2012	2011	2012	2011
Net orders:
West Coast	1,547	1,527	658	581
Southwest	523	735	154	259
Central	2,212	1,963	765	677
Southeast	864	913	323	321

Total	5,146	5,138	1,900	1,838

	August 31, 2012		August 31, 2011
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data (dollars in thousands):
West Coast	830	$327,528	629	$211,360
Southwest	213	40,727	301	51,262
Central	1,507	251,900	1,207	199,503
Southeast	592	124,589	520	97,205

Total	3,142	$744,744	2,657	$559,330

KB HOME

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

For the Nine Months and Three Months Ended August 31, 2012 and 2011

(In Thousands, Except Percentages—Unaudited)

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the housing gross profit margin, excluding inventory impairment and land option contract abandonment charges is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.

Housing Gross Profit Margin, Excluding Inventory Impairment and Land Option Contract Abandonment Charges

The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s housing gross profit margin, excluding inventory impairment and land option contract abandonment charges:

	Nine Months		Three Months
	2012	2011	2012	2011
Housing revenues	$974,055	$829,663	$421,555	$364,457
Housing construction and land costs	(824,935)	(723,886)	(347,908)	(302,834)

Housing gross profits	149,120	105,777	73,647	61,623

Add: Inventory impairment and land option contract abandonment charges	22,912	23,456	6,403	1,162

Housing gross profits, excluding inventory impairment and land option contract abandonment charges	$172,032	$129,233	$80,050	$62,785

Housing gross profit margin as a percentage of housing revenues	15.3%	12.7%	17.5%	16.9%

Housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, as a percentage of housing revenues	17.7%	15.6%	19.0%	17.2%

Housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before inventory impairment and land option contract abandonment charges associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross profit margin between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find housing gross profit margin, excluding inventory impairment and land option contract abandonment charges, relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairments or land option contract abandonments.